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                                                                    EXHIBIT 99.2

                                 NEWS RELEASE

FROM
FISCHER & PORTER COMPANY
WARMINSTER, PA 18974                            FOR IMMEDIATE RELEASE


                                                Contact:   E. Joseph Hochreiter,
                                                           President & COO
                                                           (215) 674-6044

                FISCHER & PORTER COMPANY AGREES TO BE ACQUIRED
                   BY ELSAG BAILEY PROCESS AUTOMATION N.V.

Warminster, Pennsylvania (April 13, 1994)-Fischer & Porter Company (AMEX:FP) and Elsag Bailey Process Automation N.V. (NYSE:EBY) today announced that they have entered into a definitive agreement whereby Elsag Bailey will acquire Fischer & Porter Company in an all cash transaction of $24.25 per share, or approximately $157 million. The previously announced agreement with Moorco International, Inc. has been terminated by Fischer & Porter Company.

Vincenzo Cannatelli, Managing Director of Elsag Bailey Process Automation said, "Elsag Bailey is a leader in process automation systems. The extension of our product line to include technologies that our customers now purchase from third parties is a natural avenue for growth. Fischer & Porter's leadership in instrumentation, especially in flow measurement, will complement Elsag Bailey Process Automation's strength in process automation systems.

"The combination of these two companies provides a unique opportunity for expanded product offering, enhanced geographic coverage and broadened channels of distribution more efficiently than either company could achieve independently. We have acknowledged for several years the potential strategic advantages of such intiatives. The acquisition of Fischer & Porter assists Elsag Bailey in achieving its goal of becoming a 'One-Stop-Shop' supplier of process automation systems and products to our key markets."

Mr. Cannatelli continued, "We expect to proceed quickly to complete this transaction. Elsag Bailey has already arranged financing for the acquisition with Chemical Bank." However, the agreement is subject to Fischer & Porter shareholders' approval and certain other conditions.

Jay H. Tolson, Fischer & Porter's Chairman and CEO said, "We are pleased that we have been able to obtain significant value for our shareholders. We believe this transaction represents an excellent result for F&P."

For the year ended December 31, 1993, Elsag Bailey reported revenues of $606 million and net income of $21.6 million. For the same period, Fischer & Porter reported net sales of $222 million and net income of $1.1 million.



                                                         [FISCHER & PORTER LOGO]
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Fischer & Porter, based in Warminster, PA, is a world leader in measurement and control technologies. The company's products include flow meters, transmitters, process controllers, microcomputers, distributed control systems, analytical instruments, and various types of disinfection equipment. Throughout the world, Fischer & Porter instruments and systems are an integral part of such varied enterprises as chemical plants, pharmaceutical plants, food and beverage processing facilities, pulp and paper mills, mines, metal refineries, and municipal and industrial water and wastewater treatment plants.

Elsag Bailey Process Automation N.V., incorporated in the Netherlands, is a global supplier of process automation systems, field instrumentation products, and related services. The company's INFI 90 distributed control systems and other technologies are installed throughout a wide range of process industries including electric utilities, oil and gas, pulp and paper, chemicals and pharmaceutical, water and wastewater, metals and ceramics, food and beverage, and others.